UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earlier event reported): August 11, 2005

RENTECH, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-19260	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1331 17th Street, Suite 720 Denver, Colorado		80202-1557
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code): (303) 298-8008

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On August 5, 2005, Rentech, Inc. (“Rentech”) entered into a Management Consulting Agreement with Management Resource Center, Inc., a California corporation (“MRC”).  Pursuant to the terms of the agreement, MRC will assist Rentech in the following courses of action:  to develop a strategy to reorganize senior management; to provide support within transactional activities regarding the capturing of commercial opportunities available from the Rentech Process; to assist with the process of seeking capital for the execution of Rentech’s business development plan; and, to augment Rentech’s strategy for enhancing shareholder value.  The agreement is dated July 29, 2005 and has a term of six months after which Rentech may extend the agreement on a monthly basis for up to an additional three months.

MRC will receive a fee of $20,000 per month plus expenses for its services and $5,000 per month plus expenses for such other members of the MRC Team as will be necessary to fulfill the engagement.  In addition, as a success fee, MRC will be issued a warrant to purchase 3.5 million shares of Rentech’s common stock at an exercise price of $1.82. The warrant will vest in the following incremental amounts upon such time as Rentech’s stock reaches the stated closing prices for 12 consecutive trading days: 10% at $2.10; 15% at $2.75; 20% at $3.50; 25% at $4.25; and 30% at $5.25.  The above-referenced stock prices must be achieved at any time prior to 24 months after the start date of a new, full-time Chief Executive Officer of Rentech.   The warrant shares have piggyback registration rights and in the event Rentech has not registered the warrants within one year of the date of the agreement (July 29, 2005), thereafter MRC will have demand registration rights and Rentech will incur the costs thereof.

The Management Consulting Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.

The press release announcing Rentech’s engagement of Management Resource Center and the execution of the Management Consulting Agreement is attached as Exhibit 99.1 to this report.

Item 9.01  Financial Statements and Exhibits

(c) Exhibit:

Exhibit No.	Description of the Exhibit

Exhibit 10.1	Management Consulting Agreement with Management Resource Center, Inc. dated July 29, 2005.
Exhibit 99.1	Press Release by Rentech, Inc. dated August 9, 2005.

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SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: August 11, 2005	By:	/s/ RONALD C. BUTZ

Ronald C. Butz
Vice President and Chief Operating Officer

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